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                                                                    EXHIBIT 1
                                                                        TO
                                                                 PROXY STATEMENT


                     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN


Baxter International Inc., a Delaware corporation, having its principal place of business at One Baxter Parkway, Deerfield, Illinois ("Baxter"), hereby adopts this Qualified Employee Stock Purchase Plan (the "Plan") to offer its employees the right to purchase its Common Stock, par value $1 per share ("Stock") on the following terms and conditions.


SECTION 1. EMPLOYEES ENTITLED TO PARTICIPATE.

Each regular employee (regularly scheduled to work for more than twenty (20) hours per week and five (5) months per calendar year) of Baxter and each regular employee of any other corporation in which Baxter owns or acquires, directly or indirectly, at least a 50% ownership interest, if such corporation has been designated as a participating corporation by the Administration Committee, is eligible to participate in the Plan.


SECTION 2. SUBSCRIPTION PRICE.

The subscription price hereunder shall be the lesser of: (a) 85% of the fair market value of the Stock on the day the executed subscription form is received by Baxter, or (b) 85% of the fair market value of the Stock on the day the right to purchase is exercised, as provided in Section 7(a) below. The fair market value on such days is hereby defined as the closing price of the Stock as reported on the National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (the "Composite Tape") on the given day or, if no sales are reported on such date, at such closing price on the most recent preceding day on which such sales did occur.


SECTION 3. NUMBER OF SHARES AUTHORIZED.

The total number of shares of Stock authorized to be issued hereunder is 40,000,000 shares, which may be either newly issued or Treasury shares. Additional shares may be authorized to be issued hereunder from time to time by the Board of Directors of Baxter, provided that the stockholders of Baxter approve such increase within twelve (12) months before or after such action by the Board of Directors.
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SECTION 4. SUBSCRIPTIONS.

     a.  How to Subscribe.
         ----------------

Any eligible employee may subscribe hereunder by executing and mailing or delivering to the secretary of Baxter, or any representative designated by him or her, a subscription form approved by the Administration Committee. The receipt of such subscription form by Baxter shall constitute the grant to the employee (and the acceptance by him or her) of a right to purchase the number of shares indicated on the form at the subscription price and subject to the terms and conditions contained herein, except that no such right shall be deemed to have been granted: (i) during any period in which the offering of Stock under this Plan does not comply with the requirements of the Securities Act of 1933 or any applicable state securities law or (ii) if all shares authorized to be issued or transferred hereunder have been subscribed.

     b.  Maximum Number of Shares and Subscriptions Allowed.
         --------------------------------------------------

The maximum number of shares which an eligible employee may have under subscription at any one time is that number of shares whose aggregate subscription price is not more than 25% of his or her annual rate of compensation at the time the subscription form is received. An employee may subscribe for less than the maximum number of shares and may successfully subscribe for additional shares until he or she has under subscription that number of shares whose aggregate subscription prices are not more than 25% of his or her then current annual rate of compensation. An employee may not subscribe for additional shares if the employee has shares under subscription pursuant to four (4) or more subscriptions. For purposes of this Plan, "compensation" shall not be deemed to include prizes, bonuses, reimbursed relocation expenses and similar non-recurring items. An employee may subscribe only for units of five (5) shares and multiples thereof, except that in the event that the subscription price of five shares exceeds 8% of the current annual rate of compensation of any employee, that employee may subscribe for the greatest number of shares the subscription price of which does not exceed 8%.

     c.  Waiting Period.
         --------------

An employee who has subscribed for the maximum number of shares may not subscribe for additional shares unless: (i) six (6) months have elapsed since the date of receipt of his or her last prior subscription form, (ii) he or she has withdrawn a prior subscription, or (iii) he or she has received an increase in his or her annual rate of compensation.

     d.  Limitations.
         -----------

No employee shall be entitled to subscribe hereunder if such employee immediately after receipt of the subscription form by Baxter owns Stock possessing 5% or more of the total combined voting power or value of all classes of Stock of his or her employer corporation or its parent or any subsidiary corporation. For purposes of the preceding sentence, the rules of Section 425(d) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") shall apply in determining the Stock ownership of an employee, and Stock which the employee may purchase

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under outstanding subscriptions shall be treated as Stock owned by the employee.
Nor shall any employee be permitted to purchase Stock under all stock purchase plans (to which plans Section 423 of the Internal Revenue Code is applicable) of his or her employer corporation and its parent and subsidiary corporations (within the meaning of and subject to the rules contained in Section 423(b)(8) of the Internal Revenue Code) at a rate which exceeds $25,000 of fair market value of such Stock (determined at the time the subscription form is received) for each calendar year in which such subscription is outstanding at any time. Each subscription under the Plan shall expire after the expiration of 27 months from the date of subscription.

SECTION 5.  PAYMENT OF SUBSCRIPTION PRICE.

     a.  Payroll Deductions.
         ------------------

Payment of the subscription price under the Plan shall be made by deduction from the employee's compensation at the rate of 12% of compensation if his or her aggregate subscription prices exceed 17% of his or her annual rate of compensation; at the rate of 8% if his or her aggregate subscription prices are more than 8% and do not exceed 17% of his or her annual rate of compensation; and at the rate of 4% if his or her aggregate subscription prices are 8% or less of his or her annual rate of compensation. Deductions for payment of the subscription prices shall be made from each check for compensation paid to a participating employee, beginning within two (2) months from the date the subscription form is received, until all of his or her subscriptions have been paid or withdrawn. If an employee's annual rate of compensation is reduced from the rate payable to him or her at the time a subscription form is received, payments thereafter shall be increased appropriately so that the entire subscription price shall be paid within 27 months from the date on which the subscription form is received. If local law prohibits payroll deductions for such purpose, any alternative method approved by the Administration Committee may be substituted. All payments shall be forwarded monthly to the Treasurer of Baxter.

     b.  Prepayment of Subscription Price.
         --------------------------------

Subject to the limitations of Section 4b of the Plan, any or all outstanding subscriptions may be paid in full immediately if a Change in Control occurs. For purposes of this Plan, a Change in Control shall have occurred if:

     (i) any "Person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Baxter, any corporation owned, directly or indirectly, by the stockholders of Baxter in substantially the same proportions as their ownership of stock of Baxter, and any trustee or other fiduciary holding securities under an employee benefit plan of Baxter or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly of securities of Baxter representing 30% or more of the combined voting power of Baxter's then outstanding securities;

     (ii) during any 24-month period, individuals who at the beginning of such period constitute the Board of Directors of Baxter, and any new director (other than a director

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     designated by a Person who has entered into an agreement with Baxter to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board of Directors or nomination for election by Baxter's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

     (iii) the stockholders of Baxter approve a merger or consolidation of Baxter with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Baxter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Baxter or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Baxter (or similar transaction) in which no Person acquires more than 30% of the combined voting power of Baxter's then outstanding securities; or

     (iv) the stockholders of Baxter approve a plan of complete liquidation of Baxter or an agreement for the sale or disposition by Baxter of all or substantially all of Baxter's assets (or any transaction having a similar effect).


SECTION 6.  SUBSCRIPTION ACCOUNTS.

A subscription account shall be created for each participating employee and all amounts withheld from his or her compensation shall be credited to such account. Amounts credited to such accounts shall be available for the general use of Baxter. Baxter will provide a statement at least once each year of the remaining balance in each participating employee's account.


SECTION 7.  ISSUANCE AND SALE OF STOCK.

     a.  Completion of Payment for Subscription Unit.
         -------------------------------------------

When the subscription account of any employee contains an amount at least equal to twenty (20) or any lesser number of shares under subscription (on a first in first out basis) multiplied by 85% of fair market value of the Stock on the day the executed subscription form is received by Baxter, but in any event at least once per year, the right to purchase twenty (20) or such lesser number of shares shall be deemed to be exercised. Thereafter the account shall be debited for the subscription price (as defined in Section 2) of such shares, and Baxter shall issue or cause to be transferred to the employee or to a custodian approved by the Administration Committee on behalf of the employee, a certificate for such shares within a reasonable time. An employee may request issuance of a certificate for any shares held on his or her behalf by the custodian by completing a form approved by the Administration Committee. If the fair market value on the day

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of exercise is below that on the day the executed subscription is received by
Baxter, the employee's subscription account shall be charged for only an amount equal to 85% of fair market value on such exercise date. The number of shares purchased shall in every case be determined solely by reference to the fair market value on the date the executed subscription form is received by Baxter and may not be increased by reason of any subsequent decline in fair market value.

     b.  Rights as Stockholders: Sales.
         -----------------------------

Nothing in this Plan shall confer upon any participating employee any rights as a stockholder except the issuance of a stock certificate to the custodian on the employee's behalf or to the employee. The Administration Committee shall prescribe the procedure by which an employee participant may sell Stock held by the custodian on his or her behalf.

     c.  Extension of Time for Delivery.
         ------------------------------

The time of issuance and delivery of shares may be postponed for such period as may be required to comply with registration requirements under the Securities Act of 1933, as amended, listing requirements of any stock exchange upon which the Stock may be listed, and the requirements under any other law or regulation applicable to the issuance of transfer of such shares.


SECTION 8.  WITHDRAWAL OF SUBSCRIPTIONS.

Any employee may withdraw any subscription upon filing a notice thereof with the person and on the form approved by the Administration Committee. Said subscription shall thereupon be canceled as to all shares with respect to which the right to purchase has not been exercised. If the employee withdraws all his or her subscriptions hereunder, he or she will be entitled to receive the balance of his or her account within thirty (30) days after the receipt of such notice. If an employee withdraws a subscription, he or she shall not be entitled to subscribe for additional shares for three (3) months after the last such withdrawal.


SECTION 9.  TERMINATION OF EMPLOYMENT: DIVESTITURES.

     a.  Death, Permanent Disability and Retirement.
         ------------------------------------------

If a participating employee's services are terminated before his or her subscription is fully paid, because of death, permanent disability or retirement at age 55 or thereafter, the employee (or, in the case of death, his or her estate) may, at his or her option, within three (3) months thereafter in the case of such permanent disability or retirement or within twelve (12) months thereafter in the case of death, prepay his or her subscription in whole or in part, or may receive the balance of his or her subscription account in satisfaction of all rights under the Plan.

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     b.  Divestitures.
         ------------

If a participating employee's services are terminated before his or her subscription is fully paid by virtue of a divestiture of the division or subsidiary corporation by which he or she is employed, the Administration Committee may, by designation of such division or subsidiary corporation, permit the employee to purchase the balance of his or her subscription account on such terms as it deems appropriate.

     c.  Other Termination of Service.
         ----------------------------

If a participating employee's services are terminated before his or her subscription is fully paid, for any reason other than death, permanent disability, retirement, a designated or divestiture, the employee will be entitled to receive only the balance of his or her subscription account. Such payment shall constitute satisfaction of all his or her rights under this Plan and all remaining subscriptions hereunder shall be deemed withdrawn.

     d.  Temporary Absence.
         -----------------

Any employee who ceases to be a regular employee by reason of leave of absence, temporary layoff, or temporary disability may, for a period of 180 days, make regular payments to the treasurer of the Company in an amount equal to the sum which would have been withheld had he or she continued on the regular payroll. If the employee has not resumed regular employment when such 180-day period has ended, or if the employee does not choose to make periodic payments, the employee shall only be entitled to receive the amount to which he or she would be entitled if his or her services were terminated for any reason as provided in subparagraph (b) hereof.


SECTION 10. RIGHTS NOT TRANSFERABLE.

Neither the right of an employee to purchase shares hereunder, nor his or her account balance, shall be transferable by the employee (by way of assignment, pledge, or otherwise) except by will or the laws of descent and distribution, and neither such right nor such balance shall be liable for or subject to the debts or liabilities of such employee. If any action is taken by the employee to so transfer such right or balance, such action shall be deemed to constitute a withdrawal of the subscription involved.


SECTION 11.   ADMINISTRATION COMMITTEE.

This Plan shall be administered by an Administration Committee consisting of three (3) or more persons appointed by Baxter's Board of Directors. The Committee, or a majority thereof, shall have the authority to interpret this Plan, to prescribe rules and regulations thereunder, and to make all other determinations necessary or advisable for the Plan's administration. The members of the Committee shall serve without compensation and for the duration of the Plan or until their successors have been appointed by the Board of Directors.

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SECTION 12. ADJUSTMENTS.

In the event of a dividend payable in Baxter Stock or a subdivision or combination of Baxter Stock, the number of shares offered under this Plan, and the number of shares covered by options outstanding under the Plan, shall be increased or decreased proportionately as the case may be, without change in the aggregate subscription price for such shares. In case Baxter is reorganized or merged or consolidated with another corporation, appropriate provisions shall be made for the protection and continuation of any outstanding subscriptions under the Plan by the substitution on an equitable basis determined by the Board of Directors of appropriate stock or other securities of the reorganized, merged or consolidated corporation which will be issuable in respect of Baxter Stock.


SECTION 13. TAX ON ADDITIONAL COMPENSATION.

In the event that the issuance or disposition of any stock subscribed hereunder results in additional compensation to an employee under federal, state or foreign laws which require that the tax thereon be withheld, Baxter and its subsidiaries will deduct from the employee's compensation the amount required for such withholding. Until such tax is withheld or otherwise paid by the employee to Baxter, Stock paid for but unissued or undelivered hereunder will be held by Baxter in issued form as security for the amount required to be withheld.


SECTION 14. TERM OF PLAN.

This Plan shall become effective on such date within twelve (12) months following its approval by the stockholders of Baxter as the Administration Committee shall determine. The Board of Directors may terminate the Plan at any time, and may amend the Plan from time to time, subject to any approval of the stockholders of Baxter that may be required in order that the Plan shall continue to qualify under Section 423 of the Internal Revenue Code. Upon termination of the Plan, participating employees shall, in the discretion of the Board of Directors, either be permitted to complete unpaid subscriptions in a manner determined by the Board of Directors or shall be entitled to receive the balance in their subscription account in satisfaction of all rights under the Plan.


SECTION 15. INTERPRETATION OF THE PLAN.

It is intended that this plan shall meet and comply with all the requirements of
Section 423 of the Internal Revenue Code, and related Sections. The Plan and the terms used herein shall be interpreted in such manner as to carry out such intention, and in particular, the grant of a right to purchase shares hereunder shall be deemed to constitute the grant of an option under Section 423 of the Internal Revenue Code, and the exercise of the right to purchase hereunder shall be deemed to constitute the exercise of an option under such section.

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